Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Miri Segal/Brett Maas
Investor Relations	MS/Hayden - IR
775-356-9029	917-607-8654/646-536-7331
slavi@ormat.com	msegal@ms-ir.com / brett@haydenir.com

Ormat Technologies Reports 2015 First Quarter Results

Company Reiterates Full-Year Revenue and Adjusted EBITDA Guidance

Product Segment Backlog Reaches a Record $387.0 Million

RENO, Nevada, May 6, 2015 -- Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the first quarter ended March 31, 2015.

First Quarter Highlights and Recent Developments:

●	Electricity revenues of $90.0 million, compared to $94.8 million in the first quarter of 2014;

●	Product Segment revenues of $30.3 million, compared to $47.6 million in the first quarter of 2014;

●	Cash flow from operation was $83.1 million, an increase of 22.1% compared to $68.1 million in the first quarter of 2014;

●	Adjusted EBITDA of $65.3 million, compared to $73.4 million in the first quarter of 2014;

●	Declared a quarterly dividend of $0.06 per share for the first quarter of 2015;

●	Product segment backlog reached a record $387.0 million as of May 6, 2015;

●

Entered into a 20-year PPA with Southern California Public Power Authority (SCPPA) for the second phase of Don A. Campbell project; management expects to complete this project by the end of 2015, approximately three months earlier than previously expected;

●	Completed the share exchange transaction with Ormat Industries Ltd, pursuant to the Share Exchange Agreement and Plan of Merger by and among Ormat Industries and Ormat Systems;

●	McGinness Hills complex annual generating capacity increased to approximately 72MW following the initiation of commercial operation in February 2015 of the Phase 2 geothermal power plant; and

●	Closed and received $162.3 million cash from Northleaf Capital Partners for a 36.75% equity investment in certain power plants.

Isaac Angel, chief executive officer of Ormat, stated, “As expected, this quarter faced headwinds related to lower oil and natural gas prices and lower generation at Puna due to last summer’s hurricane that reduced revenues by $6.6 million and $3.1 million, respectively. On the expense side, we had a one-time expense of $3.4 million associated with our restructuring transaction. In addition, normal fluctuations in revenue recognition inherent within our product division resulted in lower revenues for the quarter compared to last year. We expect revenues will be stronger during the second half of 2015.”

“During the first quarter we accelerated construction of the second phase of the Don A. Campbell project, and as a result, we expect to begin generating electricity towards the end of 2015, approximately three months ahead of schedule,” continued Mr. Angel. “Subsequent to the end of the quarter, our product segment backlog as of May 6, 2015, increased to a record of approximately $387.0 million.”

“We also began executing a multi-year plan to set the stage for our next growth phase,” continued Mr. Angel. “Central to this plan is our focus on expanding our geographic reach. We are also focused on technology diversification, capturing a larger share of the high temperature geothermal resource market with our proven binary system. I am increasingly excited about the opportunities before us, and believe Ormat is uniquely positioned to succeed in the evolving renewable energy market.”

Guidance

Mr. Angel added, “We reiterate our 2015 revenue guidance despite the current oil and natural gas prices, which translates to a $26.6 million reduction in revenues compared to last year, and we expect the electricity segment revenues to be between $380.0 million and $390.0 million, and product segment revenues to be between $180.0 million and $190.0 million. We reiterate our 2015 Adjusted EBITDA guidance of $280.0 to $290.0 million for the full year, which is also impacted by current oil and natural gas prices.”

First Quarter Financial Summary

Total revenues for the three months ended March 31, 2015 were $120.2 million, compared to $142.4 million for the three months ended March 31, 2014, which represented a 15.6% decrease. Electricity revenues decreased 5.1% to $90.0 million in the three months ended March 31, 2015, from $94.8 million in the three months ended March 31, 2014. Product revenues decreased 36.4% to $30.3 million in the three months ended March 31, 2015, from $47.6 million in the three months ended March 31, 2014.

The revenue decline was primarily attributable to lower energy rates resulting from the decline in natural gas and oil prices, lower generation at the company’s Puna power plant due to the hurricane and the timing of revenue recognition in the company’s product segment. The lower commodity prices had an approximate $6.6 million impact on revenues and the lower generation in Puna had a $3.1 million impact on revenues. The decrease was partially offset by $3.6 million additional revenues from the commencement of operations of McGinness Hills phase 2 power plant in Nevada in February 2015 and a reduction in net loss on derivative contracts on oil and natural gas prices from a net loss of $2.4 million in the first quarter of 2014 to a net gain of $0.3 million in the first quarter of 2015.

The company reported net income attributable to the company’s shareholders of $10.0 million or $0.21 per share in the first quarter of 2015 compared to $21.6 million or $0.47 per share for the first quarter of 2014. Net income for the first quarter of 2015 included approximately $3.4 million in non-recurring charges related to the share exchange transaction recorded in general and administrative expenses and $1.4 million foreign currency translation and transaction losses compared to $0.6 million in the first quarter of 2014.

Adjusted EBITDA for the three months ended March 31, 2015 was $65.3 million, compared to $73.4 million for the three months ended March 31, 2014. The reconciliation of GAAP net cash provided by operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flows information is set forth below in this release.

On May 6, 2015, ORMAT’s Board of Directors approved a payment of a quarterly dividend of $0.06 per share pursuant to the company’s dividend policy. The dividend will be paid on May 27, 2015 to shareholders of record as of the close of business on May 19, 2015. In addition, the company expects to pay quarterly dividends of $0.06 per share in each of the next two quarters.

Webcast Conference Details

Ormat will host a listen-only webcast to discuss its financial results and other matters discussed in this press release at 9 a.m. ET on Thursday, May 7, 2015. The live, listen-only webcast will be available at www.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the Events & Presentations in the Investor Relations section of Ormat's website.

An archive of the webcast will be made available on the website under Events & Presentations in the Investor Relations tab.

Participant Telephone Numbers

Participant Dial In (Toll Free):	1-877-511-6790
Participant International Dial In:	1-412-902-4141
Canada Toll Free	18556699657
Please ask to be joined into the Ormat Technologies, Inc. call.

CONFERENCE REPLAY

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	855-669-9658
Replay Access Code:	10064470

About Ormat Technologies

With five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company currently engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 69 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 470 employees in the United States and over 600 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling approximately 2,000 MW of gross capacity. Ormat’s current 647 MW generating portfolio is spread globally in the U.S., Guatemala and Kenya.

Ormat's Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26 2015.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three-Month Period Ended March 31, 2015 and 2014

(Unaudited)

	Three Months Ended March 31
	2015	2014

	(In thousands, except per share data)
Revenues:
Electricity	$89,953	$94,817
Product	30,278	47,619
Total revenues	120,231	142,436
Cost of revenues:
Electricity	55,581	57,034
Product	20,625	31,943
Total cost of revenues	76,206	88,977
Gross margin	44,025	53,459
Operating expenses:
Research and development expenses (income)	363	(87)
Selling and marketing expenses	3,433	3,379
General and administrative expenses	10,204	7,596
Write-off of unsuccessful exploration activities	174	—
Operating income	29,851	42,571
Other income (expense):
Interest income	9	111
Interest expense, net	(17,828)	(20,518)
Foreign currency translation and transaction losses	(1,366)	(638)
Income attributable to sale of tax benefits	5,552	6,717
Other non-operating expense, net	283	63
Income before income taxes and equity in losses of investees	16,501	28,306
Income tax provision	(5,459)	(6,320)
Equity in losses of investees, net	(775)	(197)

Net income	10,267	21,789
Net income attributable to noncontrolling interest	(235)	(237)
Net income attributable to the Company's stockholders	$10,032	$21,552

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Net Income	$0.21	$0.47

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	47,244	45,479
Diluted	48,079	45,660

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of March 31, 2015 and December 31, 2014

(Unaudited)

	March 31,	December 31,
	2015	2014

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$70,724	$40,230
Restricted cash, cash equivalents and marketable securities	115,530	93,248
Receivables:
Trade	56,300	48,609
Related entity	—	451
Other	9,732	10,141
Due from Parent	—	1,337
Inventories	17,286	16,930
Costs and estimated earnings in excess of billings on uncompleted contracts	7,426	27,793
Deferred income taxes	496	251
Prepaid expenses and other	29,566	34,884
Total current assets	307,060	273,874
Deposits and other	17,963	20,044
Deferred charges	37,301	37,567
Property, plant and equipment, net	1,535,757	1,437,637
Construction-in-process	230,037	296,722
Deferred financing and lease costs, net	27,369	27,057
Intangible assets, net	27,846	28,655
Total assets	$2,183,333	$2,121,556
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$83,676	$88,276
Deferred income taxes	975	974
Short-term revolving credit lines with banks (full recourse	30,600	20,300
Billings in excess of costs and estimated earnings on uncompleted contracts	57,861	24,724
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	36,544	34,368
Other loans	17,995	17,995
Full recourse	17,203	19,116
Total current liabilities	244,854	205,753
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	355,776	360,366
Other loans	260,125	264,625
Full recourse:
Senior unsecured bonds	250,212	250,289
Other loans	32,684	34,351
Unconsolidated investments	7,688	3,617
Liability associated with sale of tax benefits	33,685	39,021
Deferred lease income	59,815	60,560
Deferred income taxes	70,247	66,220
Liability for unrecognized tax benefits	7,190	7,511
Liabilities for severance pay	18,499	20,399
Asset retirement obligation	19,514	19,142
Other long-term liabilities	3,872	2,956
Total liabilities	1,364,161	1,334,810

Equity:
The Company's stockholders' equity:
Common stock	49	46
Additional paid-in capital	771,591	742,006
Retained earnings	47,673	41,539
Accumulated other comprehensive income	(11,971)	(8,668)
	807,342	774,923
Noncontrolling interest	11,830	11,823
Total equity	819,172	786,746
Total liabilities and equity	$2,183,333	$2,121,556

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information

For the Three-Month Period Ended March 31, 2015 and 2014

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) write-off of unsuccessful exploration activities,(ii) any mark-to-market gains or losses from accounting for derivatives, (iii) merger and acquisition transaction cost, (iv) stock-based compensation,. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following tables reconcile net cash provided by operating activities and net income to EBITDA and Adjusted EBITDA for the three-month period ended March 31, 2015 and March 31, 2014:

	Three Months Ended March 31
	2015	2014

	(in thousands)
Net cash provided by operating activities	$83,147	$68,076
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	15,972	19,176
Interest income	(9)	(111)
Income tax provision	5,459	6,320
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	(47,220)	(22,870)
EBITDA	$57,349	$70,591

Mark to market on derivative instruments which represents swap contracts on natural gas and oil prices	4,129	225
Stock-based compensation	1,127	1,440
Share exchange transaction costs	3,400	—
Write-off of unsuccessful exploration activities	174	—
Mark to market on derivatives which represents currency forward contracts	(860)	1,177
Adjusted EBITDA	$65,319	$73,433
Net cash used in investing activities	$(47,257)	$(35,323)
Net cash used in financing activities	$(5,396)	$(42,180)

	Three Months Ended March 31
	2015	2014

	(in thousands)
Net income	$10,267	$21,789
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	17,819	20,407
Income tax provision	5,459	6,320
Depreciation and amortization	23,804	22,075
EBITDA	$57,349	$70,591

Mark to market on derivative instruments which represents swap contracts on natural gas and oil prices	4,129	225
Stock-based compensation	1,127	1,440
Share exchange transaction costs	3,400	—
Write-off of unsuccessful exploration activities	174	—
Mark to market on derivatives which represents currency forward contracts	(860)	1,177
Adjusted EBITDA	$65,319	$73,433